Exhibit 99.1

Sipex Announces Settlement of Shareholder Derivative Lawsuit

Monday January 23, 5:15 pm ET

MILPITAS, Calif., Jan. 23 /PRNewswire-FirstCall/ — Sipex Corporation (OTC: SIPX.PK - News) announced that the Superior Court of the State of California, County of Santa Clara, approved the settlement of a shareholder derivative action (entitled SIPEX DERIVATIVE CASES Included Actions: Nagdev v. Maghribi, et al. and Lie v. McBurnie, et al.) pending against certain of the Company’s current and former directors and officers.

The settlement involves the adoption of certain corporate governance measures and payment of attorneys’ fees and expenses to the derivative plaintiff’s counsel, funded entirely by proceeds of directors and officers insurance policy proceeds.

“This settlement, taken together with preliminarily approved settlement of the shareholder class action lawsuit and the $7,000,000 loan agreement funding the Company, are major milestones that have now been achieved by the Company. Our customers and investors have been patiently waiting for financial information. Sipex has been diligently working to complete their audit of the 2003 & 2004 financials. We look forward to releasing this information as soon as reasonably practicable. It is hard to be patient, but the Company has been very diligent in its review and preparation of its financial statements to ensure accuracy and integrity,” said Clyde Ray Wallin, Chief Financial Officer.

About Sipex

Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (IC). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in automotive, portable products, computing, communications, and networking infrastructure markets. The company is headquartered in Milpitas, California with additional offices in Belgium, Canada, China, Germany, Japan and Taiwan. Sipex sells products direct and through its distribution channels. For more information about Sipex, visit www.sipex.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements that include, without limitation, statements regarding the implementation of certain corporate governance measures derivative and statements about upcoming major milestones for Sipex, including the release of its restated financials and the expected completion of the audit being performed by Deloitte & Touche. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the risk that the Company fails to implement the agreed to corporate governance measures and that audit is not completed as soon as the Company expects, further delaying the release of the 2003 and 2004 financials.

CONTACT: Clyde Ray Wallin, Chief Financial Officer, +1-408-934-7500, or fax, +1-408-935-7600